Exhibit 10.28

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PROCESS DEVELOPMENT AND

CLINICAL SUPPLY AGREEMENT

This Clinical Supply Agreement (the “Agreement”) is made as of June 30, 2004, (the “Effective Date”) by and among Cambrex Bio Science Walkersville, Inc., a Delaware corporation (“CBSW”), Smith & Nephew Wound Management (La Jolla), a Delaware partnership (“SNWMLJ”), Inamed Medical Products Corporation, a California corporation (“Inamed”), and SkinMedica, Inc., a Delaware corporation (“SkinMedica”, and each of SNWMLJ, Inamed or SkinMedica individually referred to as “Client” and collectively referred to as “Clients”, and each of CBSW and Clients individually referred to as “Party” and collectively referred to as the “Parties”).

RECITALS

A. CBSW operates a multi-client production facility located at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (the “Facility”).

B. Clients desire to have CBSW develop one or more processes to produce cell banks containing human cells and intended for therapeutic use in humans, and thereafter to produce such cell banks, and CBSW desires to develop such process and produce such cell banks.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, CBSW, SNWMLJ, Inamed and SkinMedica, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1 “Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

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1.2 “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture

1.3 “Batch Record” means the production record pertaining to a Batch.

1.4 “CBSW Inventions” means any know-how, media, assays, methods or other inventions, whether or not patentable, conceived, developed or reduced to practice by CBSW: (a) on or before the Effective Date; or (b)(i) in connection with the performance of the Development Plan or the Production Plan, and (ii) relating generally to CBSW’s business of producing biological materials; but excluding any Client Inventions.

1.5 “CBSW Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation, such as environmental monitoring, for operation and maintenance of the Facility and CBSW equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product.

1.6 “CBSW Parties” has the meaning set forth in Section 14.1.

1.7 “cGMP” means current Good Manufacturing Practices as contained in 21 CFR Parts 210 and 211 as amended from time to time.

1.8 “Change Order” has the meaning set forth in Section 2.2.

1.9 “Client Development Materials” has the meaning set forth in Section 2.3.

1.10 “Client Inventions” means: (a) any know-how or inventions, whether or not patentable, conceived, developed or reduced to practice by one or more Clients (i) on or before the Effective Date, or (ii) in connection with the performance of the Development Plan or the Production Plan; and (b) any patentable inventions conceived, developed or reduced to practice by CBSW, solely or jointly with one or more Clients, directly in the course of performance of the Development Plan or Production Plan and relating to Product and/or the manufacture or use thereof, including, without limitation, the Process and any related Master Production Record (excluding any CBSW Operating Documents or CBSW Confidential Information included therein).

1.11 “Client Materials” means the Client Development Materials and the Client Production Materials.

1.12 “Client Personnel” has the meaning set forth in Section 3.8.1

1.13 “Client Production Materials” has the meaning set forth in Section 3.2.

1.14 “Commencement Date” means the date set forth in the Production Plan for the commencement of the production of the Product.

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1.15 “Development Plan” has the meaning set forth in Section 2.1.

1.16 “FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.17 “Lead Time” has the meaning set forth in the Production Plan.

1.18 “Master Production Record” means the documentation developed jointly by CBSW and Clients that contains a detailed description of the Process, Materials, Chemicals, Equipment, Aids and any other instructions to be followed by CBSW in the production of the Product.

1.19 “Materials” means all raw materials and supplies to be used in the production of the Product.

1.20 “Monthly Fee” has the meaning set forth in Schedule 8.1, attached hereto and hereby incorporated herein by reference.

1.21 “Process” means the manufacturing process for the Product pursuant to the terms of this Agreement.

1.22 “Product” has the meaning set forth in Schedule 1.22 attached hereto and hereby incorporated herein by reference.

1.23 “Product Unit” has the meaning set forth in Schedule 1.22.

1.24 “Product Warranties” means those warranties as specifically stated in Section 4.1.

1.25 “Production Plan” has the meaning set forth in Section 3.1.

1.26 “Production Suite” means a production facility and associated common space that is validated and meets FDA standards and applicable guidelines.

1.27 “Production Term” means the period commencing on the Commencement Date and terminating on the date of expiration or termination of this Agreement.

1.28 “Regulatory Approval” means the approval by the FDA to market and sell the Product in the United States.

1.29 “SOP” means a standard operating procedure.

1.30 “Specifications” means the Product specifications set forth in Schedule 1.22 attached hereto, or as modified by the Parties in connection with the production of a particular Batch of Product hereunder.

1.31 “Third Party” means any party other than CBSW, Clients or their respective Affiliates.

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2. PROCESS DEVELOPMENT

2.1 Development Plan. If development of the Process is to be performed by CBSW, the Parties will collaborate to develop a final plan describing the activities to be performed by the Parties, or to be subcontracted by CBSW to Third Parties, in the development of the Process and the Master Production Record (the “Development Plan”). A draft outline of the Development Plan is included in Schedule 2.1. The final Development Plan will be binding on the Parties if and when signed by all Parties. If development of the Process is to be performed by CBSW under the terms of this Agreement and the Parties are unable to agree on a final Development Plan within 90 days after the Effective Date, any Party may terminate this Agreement by written notice effective upon receipt.

2.2 Modification of Development Plan. Should Clients want to change the Development Plan or to include additional services to be provided by CBSW, Clients may in a written notice executed by each of them propose to CBSW an amendment to the Development Plan with the desired changes or additional services (“Change Order”). If CBSW determines that it has the resources and capabilities to accommodate such Change Order, CBSW will prepare a modified version of the Development Plan reflecting such Change Order and will submit such modified version of the Development Plan to Clients for review and comment. The modified Development Plan shall be binding on the Parties only if signed by all Parties, whereafter such modified version of the Development Plan will be deemed to have replaced the prior version of the Development Plan.

2.3 Client Deliverables. Within the time period specified in the Development Plan, Clients will provide CBSW with (a) the materials listed in the Development Plan, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Development Plan or the Production Plan, and (b) any protocols, SOPs and other information and documentation in possession or control of Clients and necessary for the performance of the Development Plan, the preparation of the Master Production Record, and the manufacture of Product pursuant to the Master Production Record in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “Client Development Materials”).

2.4 Performance by CBSW. Subject to the provision by Clients of the Client Development Materials pursuant to Section 2.3, CBSW will use commercially reasonable efforts to perform, directly or, subject to written approval by each of the Clients (such approval not to be unreasonably withheld), through a Third Party contractor, the Development Plan in a professional and workmanlike manner in accordance with the terms of this Agreement. CBSW will use commercially reasonable efforts promptly to notify Clients of any material delays that arise during the performance of the Development Plan.

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2.5 Master Production Record.

2.5.1 Based on the Process developed by CBSW and Clients pursuant to the Development Plan, CBSW will prepare the Master Production Record for the Process. Clients will inform CBSW of any specific requirements Clients may have relating to the Master Production Record, including, without limitation, any information or procedures Clients wish to have incorporated therein. If CBSW intends to include in the Master Production Record the use of any assay, medium, or other technology that is not commercially available, CBSW will inform Clients of such intention and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process.

2.5.2 Clients will cooperate with CBSW to assist CBSW to develop the Master Production Record and Process, including, without limitation, by providing CBSW with additional information and procedures as may be required to create the Master Production Record, Process, and/or any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, (v) Product specific cleaning and decontamination information, (vi) Product Specifications.

2.5.3 CBSW will deliver a draft version of the Master Production Record to Clients for review and approval, within the time period specified in the Development Plan. Clients will notify CBSW in writing of any objections to the Master Production Record, and upon such notification, representatives of CBSW and Clients will meet promptly to resolve such objections.

2.5.4 The Process, Master Production Record, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any CBSW Operating Documents or CBSW Confidential Information included in any of the foregoing, will be deemed Confidential Information of Clients and subject to the provisions set forth in Section 9. Each of the Clients has the right to use (itself or through a Third Party) the Process and/or the Master Production Record, conditioned on the following: such Client and any such Third Party must agree in writing to protect CBSW Confidential Information contained therein and such Client’s and/or any such Third Party’s use shall be limited to uses related to Product.

3. MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

3.1 Production Plan. Together with the draft version of the Master Production Record described in Section 2.5.3 above, CBSW will deliver to Clients for review and comment, a proposed final plan describing the activities to be performed by CBSW, or to be subcontracted by CBSW to Third Parties, in the production of the Product (the “Production Plan”). CBSW will deliver the proposed final Production Plan within the time period set forth in Schedule 3.1. A draft outline of the Production Plan is included in Schedule 3.1, attached hereto and hereby incorporated herein by reference. The final Production Plan will be binding on the Parties if and when signed by all Parties. If the Parties are unable to agree on a final Production Plan within 90 days after the time period specified in Schedule 3.1 for the first submission of such plan by CBSW to Clients, Clients may collectively agree to terminate this Agreement by written notice signed by each of them effective upon receipt by CBSW.

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3.2 Client Deliverables. Within the time period specified in the Production Plan, Clients will provide CBSW with (a) the materials listed in the Production Plan required for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Production Plan (collectively, the “Client Production Materials”).

3.3 Commencement Date. The Production Plan will include a Commencement Date agreed upon by the Parties.

3.4 Forecasting and Order Process. A development and production timeline for delivery of Product will be jointly developed with CBSW and Clients. Commercially reasonable efforts on the part of the Parties will be made to deliver on the dates set forth in the Development Plan and Production Plan.

3.5 Manufacture by CBSW. During the Production Term, CBSW will use commercially reasonable efforts to manufacture, package, ship, handle quality assurance and quality control for the Product, all as set forth in the Production Plan, and to deliver to Clients the quantities of Product requested by Clients pursuant to Section 3.4, all in accordance with the terms set forth in Section 3.6 below.

3.6 Packaging and Shipping. CBSW will package and label the Product for shipment in accordance with the Master Production Record and CBSW’s standard practices in effect at the time of performance by CBSW. CBSW will ship the Product FCA (Incoterms 2000) delivered at the Facility to a common carrier designated by Clients to CBSW in writing not less than ten days prior to scheduled delivery date set forth in the applicable order submitted pursuant to Section 3.4. Clients will provide to CBSW one or more account numbers with the selected carrier and will pay for all shipping costs in connection with each shipment of Product. Each shipment will be accompanied by the documentation listed in the Production Plan. CBSW will use commercially reasonable efforts to deliver each shipment of Product to Clients (or the designated individual Client agreed to by the Clients) on the requested delivery date for such shipment. Should CBSW at any time during the term of this Agreement have reason to believe that it will be unable to meet a delivery date, CBSW will promptly notify each of the Clients.

3.7 Records. CBSW will maintain accurate records for the production of the Product, as required by applicable laws and regulations. CBSW will retain possession and ownership of the Master Production Record, all Batch Records and CBSW Operating Documents, and will make copies thereof available to Clients upon any Client’s request and at the requesting Client’s expense. CBSW Operating Documents will remain CBSW Confidential Information. Clients will have the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement.

3.7.1 Accessibility. All documents developed and produced by one or more Clients and CBSW or documents that have been jointly developed by the Parties

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relating to or used in the preparation or production of Product shall be accessible and provided to Clients and, upon written request from each of the Clients or pursuant to applicable law, to a Third Party (examples: Regulatory agency, partner of SNWMLJ). However, if such documents are given to a Third Party other than a regulatory agency, any such Third Party must agree in writing to protect CBSW Confidential Information contained therein, and each Client’s and/or any such Third Party’s use shall be limited to uses related to Product. One (1) year after the Effective Date, the reasonable cost of providing accessibility of the documentation to any Third Party other than a regulatory agency shall be passed through to the Client requesting such access.

3.7.2 Retention. All documents used in the production of Product will be maintained and retained by CBSW for a minimum time period of 30 years after manufacture of Product. Any exceptions must be approved by each of the Clients in writing.

3.8 CLIENT ACCESS.

3.8.1 Each Client’s employees and agents (including its independent contractors) (collectively, “Client Personnel”) may participate in the production of the Product in such capacities as may be approved in writing in advance by CBSW. Client Personnel working at the Facility are required to comply with CBSW’s Operating Documents and any other applicable CBSW facility and/or safety policies.

3.8.2 Client Personnel working at the Facility will be and remain employees of the applicable Client, and the applicable Client will be solely responsible for the payment of compensation for such Client Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). The applicable Client covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and Maryland laws with respect to all Client Personnel working at the Facility.

3.8.3 The applicable Client will pay for the reasonable cost of repairing or replacing (to the extent that CBSW determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of CBSW damaged or destroyed by its Client Personnel, provided such Client shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

3.8.4 Client Personnel authorized to have access to the Facility will abide by the security procedures established by CBSW. The applicable Client will be liable for any breaches of security by its Client Personnel. In addition, the applicable Client will reimburse CBSW for the cost of any lost security cards issued to its Client Personnel, at the rate of $50 per security card. All Client Personnel will agree to abide by CBSW policies and SOPs established by CBSW, and will sign a confidentiality agreement in the then-current form used by CBSW.

3.9 Disclaimers. Clients acknowledge and agree that CBSW will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement. Clients acknowledge and agree that CBSW Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

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3.10 Client Insurance. Each Client will maintain, at all times during the Term of this Agreement and for *** years thereafter, a products liability insurance policy (the “Insurance Policy”) with limits of not less than *** per occurrence, and will provide a Certificate of Insurance to CBSW that the Insurance Policy has been endorsed to designate CBSW as an additional named insured. Each Client will maintain the Insurance Policy with an insurance company that is licensed to do business in the State of Maryland and that is reasonably acceptable to CBSW. Each Client must give at least 30 days’ prior written notice to CBSW before the Insurance Policy can be terminated.

3.11 CBSW will maintain during the Term of this Agreement and for *** years thereafter, a liability insurance policy (the “CBSW Insurance Policy”) with limits of not less than *** per occurrence, and will provide a Certificate of Insurance to each Client that the Insurance Policy has been endorsed to designate each Client as an additional named insured. CBSW will maintain the CBSW Insurance Policy with an insurance company that is licensed to do business in the State of Maryland and that is reasonably acceptable to each Client. CBSW must give at least 30 days’ prior written notice to each Client before the Insurance Policy can be terminated.

4. PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

4.1 Product Warranties. CBSW warrants that any Product manufactured by CBSW pursuant to this Agreement, at the time of delivery pursuant to Section 3.6: (a) conforms to the Specifications; (b) was manufactured in accordance with the Master Production Record; and (c) was manufactured in accordance with cGMP. Documentation demonstrating the above statement will be provided at the request of any Client in the form of certificates of conformance, certificates of analysis or other forms of documentation reasonably requested by such Client.

4.2 Approval of Shipment.

4.2.1 When a shipment of Product ordered by Clients pursuant to Section 3.4 is ready for delivery, CBSW will notify Clients and supply Clients with the required shipping documentation set forth in the Production Plan. CBSW will not ship any shipment of Product until the required shipping documentation for such shipment has been approved in writing by each of the Clients.

4.2.2 Clients will have *** after receipt of all documentation specified in the Production Plan for each shipment of Product (such period, the “Acceptance Period”) to review such documentation. If any Client asserts that the Product does not comply with the warranties set forth in Section 4.1 above (“Product Warranties”), such Client will deliver to CBSW, in accordance with the notice provisions set forth in Section 16.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties. If a valid Disapproval Notice is received by CBSW during the Acceptance Period, then CBSW and Clients will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the Product and the Disapproval Notice.

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4.2.3 If one or more Clients do not approve or disapprove the shipment of Product, within the Acceptance Period, CBSW will charge storage fees at the then current rate for such Product. CBSW’s current storage rates are set forth in Schedule 8.1.

4.3 Dispute Resolution.

4.3.1 CBSW and Clients will attempt to resolve any dispute regarding the conformity of a shipment of Product with the Product Warranties. If such dispute cannot be settled within 45 days of the submission by each Party of such related paperwork and records to the other Parties, and:

(a) if the Product is alleged not to conform with the Product Warranties set forth in Section 4.1(a), then Clients will submit a sample of the batch of the disputed shipment to an independent testing laboratory of recognized repute selected by Clients and approved by CBSW (such approval not to be unreasonably withheld or delayed) for analysis, under Quality Assurance approved procedures, of the conformity of such shipment of Product with the Specifications. The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of the conformity of the shipment of Product with the Specifications was mistaken. The determination by the independent testing laboratory, unless clearly erroneous, will be final and binding on the Parties.

(b) If the Product is alleged not to conform with the Product Warranties set forth in Section 4.1(b) or 4.1(c), such dispute will be submitted to an arbitrator located in the state where the Product is manufactured, with adequate scientific background and training, and selected jointly by CBSW and Clients. Such arbitrator, employing the Commercial Arbitration rules of the American Arbitration Association, will determine whether the Product is in non-conformance with the Product Warranties set forth in Section 4.1(b) or 4.1(c), and such arbitrator’s findings, unless clearly erroneous, will be final and binding on the Parties. The costs and expenses associated with the retention of such arbitrator will be shared equally by each Party that does not prevail in the arbitration proceeding.

4.4 Remedies for Non-Conforming Product.

4.4.1 In the event that the Parties agree, or an independent testing laboratory or an arbitrator determines, pursuant to Section 4.3, that a Batch of Product fails to conform to the Product Warranties due to the failure of: (a) CBSW personnel properly to execute the Master Production Record, (b) CBSW personnel to comply with cGMP, (c) the Facility utilities, then CBSW will initiate and produce, within three (3) months of a final determination by either the Parties, the laboratory or the arbitrator as to that Batch of Products’ failure to conform to the Product Warranties, for Clients sufficient quantities of Product to replace the non-conforming portion of such Batch of Product (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to Clients, or (d) CBSW to otherwise comply with its the obligations under this Agreement.

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4.4.2 In the event that the Parties agree, or an independent testing laboratory or an arbitrator determines, pursuant to Section 4.3, that a Batch of Product fails to conform to the Product Warranties for any reason other than as set forth in Section 4.4.1, then CBSW will produce for Clients a Production Rerun at Clients’ expense.

4.4.3 The Parties acknowledge and agree that after the first *** consecutive attempts at replacement, Clients shall be entitled to request that CBSW continue to perform Production Reruns until Product is produced that conforms with the Product Warranties or Clients may terminate the Agreement by providing written notice executed by each of them to CBSW. Clients acknowledge and agree that the remedies with respect to the failure of Product to conform with any of the Product Warranties are the remedies as set forth in this Section 4.4, and in furtherance thereof, Clients hereby waive all other remedies at law or in equity regarding the foregoing claims.

5. DAMAGE OR DESTRUCTION OF MATERIALS AND/OR PRODUCT

5.1 Remedies. If during the manufacture of Product pursuant to this Agreement, Product and/or Materials are destroyed or damaged by CBSW Personnel, and such damage or destruction resulted from CBSW’s failure to execute the Process in conformity with the Master Production Record, then, except as provided in Section 5.2 below, CBSW will provide Clients with additional Product production time equal to the actual time lost because of the destruction or damage of the Product and/or Materials, without charging Clients a Monthly Fee for such additional time and will replace such Product and/or Materials at no additional cost to Clients. Clients acknowledge and agree that the sole remedy with respect to damaged or destroyed Materials and/or Product (except for the non-conformity of shipped Product described in Section 4) is as set forth in this Section 5.1, and in furtherance thereof, Clients hereby waive all other remedies at law or in equity regarding the foregoing claims.

5.2 Limitations. Notwithstanding anything to the contrary set forth in the preceding Section 5.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by CBSW Personnel while CBSW Personnel were acting at the direction of Client Personnel and the destruction or damage was a result of such direction, then CBSW will have no liability to any Client as the result of such destruction or damage.

5.3 Dispute Resolution. CBSW and Clients will attempt to resolve any dispute including the liability of CBSW under Section 5.1 or 5.2, but if such dispute cannot be settled within 30 days after the occurrence of the applicable damage or destruction, then the dispute will be submitted to an arbitrator located in Maryland, with the requisite scientific background and training, and selected jointly by CBSW and Clients. Such arbitrator, employing the Commercial Arbitration Rules of the American Arbitration Association, will determine the cause of such damage or destruction, and such arbitrator’s findings, unless clearly erroneous, will be final and binding. The costs and expenses of such arbitrator will be shared equally by each Party that does not prevail in the arbitration proceeding.

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6. STORAGE OF MATERIALS

6.1 Pre-Production. CBSW will store at the expense of Clients any Client Materials, equipment or other property delivered pursuant to the Development Plan or the Production Plan to the Facility by Clients more than 30 days prior to the Commencement Date. The storage rates are set forth in Schedule 8.1, as may be amended from time to time by CBSW. No storage fees will be charged during the period starting 30 days prior to the Commencement Date and ending upon the expiration or termination of the Production Term.

6.2 Post-Production. CBSW will store at the Facility free of charge any Product, in–process materials, Client Materials, equipment and other Client property that remains at the Facility on the date of expiration or termination of this Agreement (collectively “Remaining Client Property”), for up to 45 business days. If Clients have not provided any instructions as to the shipment or other disposition of Remaining Client Property prior to the expiration of such forty-five (45) day period, CBSW may, after written agreement with each of the Clients, destroy such Remaining Client Property, or continue to store such Remaining Client Property at the Facility or elsewhere. In the event that CBSW continues to store such Remaining Client Property, Clients will pay to CBSW a storage charge at CBSW’s then-standard storage rates for the period beginning on the forty-sixth (46th) day after the expiration or termination of the Production Term through the date that the storage terminates. CBSW’s current storage rates are set forth in Schedule 8.1.

7. REGULATORY MATTERS

7.1 Permits and Approvals. During the Production Term, CBSW will use commercially reasonable efforts to maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility. CBSW will promptly notify Clients if CBSW receives notice that any such license, permit, or approval is or may be revoked or suspended.

7.2 Inspections by Client. Clients will be permitted to inspect and review the production areas where the Product is being processed with a minimum of *** notice to CBSW and not to exceed a maximum of *** combined (a total of ***, regardless of whether each of the individual Clients inspect *** or the same individual Client inspects three times in a year; provided that no individual Client may initiate more than ***. CBSW will permit Clients to inspect the parts of the Facility where the manufacture of the Product is carried out in order to assess CBSW’s compliance with cGMP, and to discuss any related issues with CBSW’s management personnel. Client Personnel engaged in such inspection will abide by the terms and conditions set forth in Section 3.8.4.

7.3 Inspections by Regulatory Agencies. CBSW will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Master Production Record and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify Clients of the scheduling of any such inspection relating to the manufacture of Product. CBSW will promptly send to Clients a copy of any reports, citations, or warning letters received by CBSW in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product.

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7.4 Compliance with Regulatory Agencies. CBSW agrees to accommodate audits or reviews from regulatory agencies (including but not limited to the Australian TGA) to assess compliance with that particular regulatory agency’s regulations. For the avoidance of doubt, CBSW does not in any way guarantee and/or warrant that its quality systems and production systems, used and employed in the production of Product for Clients, are in compliance with the regulations of ex-US regulatory agencies. However, reasonable efforts by CBSW will be made to accommodate and satisfy the needs of ex-US regulatory agency requirements.

8. FINANCIAL TERMS

8.1 Payments. Clients will make payments to CBSW in the amounts and on the dates set forth in Schedule 8.1.

8.2 Provisions regarding Security Deposit. The first payment of Monthly Fees payable by Clients to CBSW hereunder *** will be deducted from the Security Deposit, leaving a remaining Security Deposit balance of ***. Subject to the provisions of Section 8.7 & 13.4.3 of this Agreement, the balance of the Security Deposit, if any, will be returned to Clients within *** after the date of expiration or termination of this Agreement, if the Clients have paid all fees, charges, or other payments due in connection with charges incurred prior to the expiration or termination of this Agreement, including, but not limited to, charges for lost, destroyed, stolen or damaged property of CBSW caused by any Client (all such fees, charges, or other payments being called “Obligations”). If any Obligations remain outstanding after the expiration of such *** period, then CBSW will be entitled to apply the Security Deposit against the payment of such Obligations. The amount of the Security Deposit remaining, if any, after such application will be returned to Clients in accordance with their Proportionate Share. Clients will remain liable to CBSW for any deficiencies remaining after the application of the Security Deposit against the Obligations.

8.3 Invoices. Within *** of the end of each month during which charges were incurred, CBSW will provide Clients with invoices setting forth a detailed account of any fees, expenses, or other payments payable by Clients under this Agreement for the preceding month. The amounts set forth in each such invoice will be due and payable within *** of receipt of such invoice by Clients.

8.4 Taxes. Each Client agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from CBSW’s production of Product under this Agreement for such Client (except for income or personal property taxes payable by CBSW). To the extent not paid by such Client, such Client will indemnify and hold harmless CBSW from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by such Client to pay the Taxes. CBSW will not collect any sales and use taxes from a Client in connection with the production of any Product hereunder if such Client provides to CBSW the appropriate valid exemption certificates.

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8.5 Interest. Any fee, charge or other payment due to CBSW by Clients under this Agreement that is not paid within *** after it is due will accrue interest from the date when the same was due and payable, at the rate of *** per annum, not to exceed the maximum permitted by law and payable on demand.

8.6 Method of Payment. All payments to CBSW hereunder by Clients will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by CBSW.

8.7 Obligations of SNWMLJ, Inamed and SkinMedica. The Parties acknowledge that this Agreement is being executed separately and individually by SNWMLJ, SkinMedica and Inamed (each an “Alliance Member” and collectively the “Alliance Members”). The Parties acknowledge and agree that the Alliance Members are not a joint venture or partnership, and unless explicitly stated in this Agreement no Alliance Member shall be jointly and severally liable for the costs, fees, debts, liabilities or obligations (collectively “Liabilities”) of any of the other Alliance Members. Each Alliance Member shall be separately and individually liable to CBSW for a proportionate share, as stated in Schedule 8.7 (the “Proportionate Share”), of all Liabilities incurred by or on behalf of all of the Alliance Members under this Agreement and CBSW shall invoice or otherwise demand payment for the Liabilities under this contract from each Alliance Member in accordance with its Proportionate Share; provided, however, that each Alliance Member shall be solely liable for any Liabilities that were incurred solely by or due from that Alliance Member or ordered solely by or for the benefit of that Alliance Member (including under Sections 3.7.1 (Accessibility), Section 3.8 (Access), Section 8.4 (Taxes) and Section 14 (Indemnification) and CBSW shall invoice or demand payment for such Liabilities solely from that Alliance Member and not from the other Alliance Members.

If any Alliance Member materially breaches this Agreement, then CBSW shall send a notice of the breach to all of the Alliance Members specifying the basis and details of the breach and each non-breaching Alliance Member shall have the right to cure the breach, in accordance with the cure periods stated in Section 13.2, and thus assume the rights of the breaching Alliance Member under this Agreement and shall thereafter be responsible for the breaching Alliance Member’s Proportionate Share of Liabilities thereafter. With respect to the breaching Alliance Member and any non-breaching Alliance Member that does not cooperate in, and bear its share of the effort to cure the breach, the Agreement shall be terminated upon the applicable non-breaching Alliance Member’s (or Alliance Members’) assumption of the breaching Alliance Member’s rights.

However, in the event that the non-breaching Alliance Members do not choose to cure the breach of the breaching Alliance Member in accordance with the cure periods stated in Section 13.2, CBSW shall have the right to immediately recover Liabilities owed by the breaching Alliance Member from the balance, if any, of the breaching Alliance Member’s Proportionate Share of the Security Deposit. If any deficiencies remain after the application of the breaching Alliance Member’s Proportionate share of the Security Deposit against the breaching Alliance Member’s Liabilities, CBSW shall be entitled to deduct such deficiency from the balance, if any of the non-breaching Alliance Member’s Proportionate Share of the Security Deposit.

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9. CONFIDENTIAL INFORMATION

9.1 Definition. “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Section 9.

9.2 Exclusions. Notwithstanding the foregoing Section 9.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

a) at the time of disclosure is in the public domain;

b) becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

c) at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

d) is received by a Party in good faith from any Third Party independent of the disclosing Party, where the receiving Party has no reason to believe that such Third Party has obtained such information by any wrongful means; or

e) is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

9.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, for the longer of (i) *** from the Effective Date, and (ii) the term of the Agreement and the *** period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of another Party, its Affiliates or sublicensees. No Party will use Confidential Information of another Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

9.4 Permitted Disclosures. The obligations of Section 9.3 will not apply to any disclosure of Confidential Information to the extent such disclosure is required by operation of

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the law or the requirement of a court or governmental or supragovernmental agency; provided, however, that: (i) the Party subject to such required disclosure will have promptly notified the Party to whom the Confidential Information belongs prior to such disclosure and such Party will have been given the opportunity to oppose such disclosure by the Party subject to the required disclosure by seeking a protective order or other appropriate remedy; (ii) the Party subject to such required disclosure will disclose only that portion of Confidential Information legally required to be disclosed; and (iii) the Party subject to such required disclosure will exercise all reasonable efforts to maintain the confidential treatment of Confidential Information.

9.5 Publicity. No Party will refer to, display or use another Party’s name, corporate style, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of such other Party.

10. INTELLECTUAL PROPERTY

10.1 Ownership.

10.1.1 As between the Parties, Clients will jointly own all right, title and interest in and to the Client Inventions. CBSW agrees to assign and hereby assigns to Clients all of CBSW’s right, title and interest in and to the Client Inventions.

10.1.2 As between the Parties, CBSW will retain all right, title and interest in and to the CBSW Inventions. Clients agree to assign and hereby assign to CBSW all of Clients’ right, title and interest in and to the CBSW Inventions.

10.2 License Grants.

10.2.1 CBSW hereby grants to each of the Clients a non-exclusive, royalty-free, paid-up, worldwide license, with the right to grant sublicenses, to practice any CBSW Inventions embodied in a Product or the Process to use, make, have made, offer for sale, sell, and import Product.

10.2.2 CBSW hereby grants to each of the Clients a non-exclusive, royalty-free, paid-up, worldwide license, with the right to grant sublicenses, to use for any purpose any know-how included in the CBSW Inventions conceived or developed by CBSW in connection with the performance of the Development Plan or the Production Plan, to the extent such know-how is not claimed in a patent or patent application.

10.2.3 Clients hereby grants to CBSW a non-exclusive, royalty-free, paid-up, worldwide license, with the right to grant sublicenses: (a) to practice any Client Inventions that are patentable inventions for CBSW’s internal research or development activities but not for the benefit of any Third Party in the Research Field, and (b) to practice and commercialize any Client Inventions conceived or developed by CBSW, solely or jointly with Clients for use in connection with non-clinical or pre-clinical research or the manufacture of products not intended for use in clinical development or for commercial sale following regulatory approval (the

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“Research Field”). If CBSW desires to obtain a license to use or sublicense a Client Invention in connection outside the Research Field, CBSW will notify Clients of such desire, in which case the Parties will negotiate in good faith the terms and conditions under which such a license would be granted.

10.3 Further Assurances; Inventorship; Patentability. Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the ownership provisions set forth in this Section 10. Inventorship with respect to any invention or discovery made pursuant to work carried out under this Agreement that is or may be patentable will be determined in accordance with the law of the United States. The Parties hereby agree to meet in good faith to resolve any dispute regarding whether a particular invention developed hereunder is “patentable,” as that term is used in Sections 1.10 and 10.2.3 above. In the event that the Parties are unable to resolve such a dispute, the invention in question will be deemed “patentable” if the Party claiming that such invention is patentable promptly files a United States patent application claiming such invention, and such invention will remain “patentable” for purposes of this Agreement until such application is rejected or abandoned or has not issued into a patent within 5 years from the date of filing.

10.4 Prosecution of Patents.

10.4.1 CBSW will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming CBSW Inventions at CBSW’s expense. Clients will cooperate with CBSW to file, prosecute and maintain patent applications and patents claiming CBSW Inventions, and will have the right to review and provide comments to CBSW relating to such patent applications and patents.

10.4.2 Clients will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming Client Inventions at Clients’ expense. CBSW will cooperate with Clients to file, prosecute and maintain patent applications and patents claiming Client Inventions, and will have the right to review and provide comments to Clients relating to such patent applications and patents.

11. REPRESENTATIONS AND WARRANTIES

11.1 By Client. Each Client hereby represents and warrants to CBSW that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the Client Deliverables and the Product to authorize the performance of CBSW’s obligations under this Agreement, and (ii) the performance of the Development Plan and the production by CBSW of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a third party against CBSW for infringement or another violation of intellectual property rights. Such representation and warranty will not apply to any production equipment supplied by CBSW.

11.2 By CBSW. CBSW hereby represents and warrants to each Client that, to the best of its knowledge, (i) it has the requisite intellectual property rights in its equipment and Facility to be able to perform its obligations under this Agreement, and (ii) that CBSW’s use of

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its equipment and Facility as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against any Client for infringement or another violation of intellectual property rights.

12. DISCLAIMER; LIMITATION OF LIABILITY

12.1 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS, ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND THE PARTIES SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

12.2 LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES ARISING UNDER SECTIONS 9 OR 14 OF THIS AGREEMENT, PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY’S LIABILITY FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES WHATSOEVER, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT, WILL NOT EXCEED ***.

13. TERM AND TERMINATION

13.1 Term. The term of this Agreement will commence on the Effective Date and will continue until the earlier of: (i) ten years from the Effective Date, or (ii) the date of completion of all clinical trials required for Regulatory Approval, unless terminated earlier pursuant to the terms of this Agreement.

13.2 Termination for Material Breach.

13.2.1 Subject to the termination provision of Section 8.7, any failure by a Party to comply with any of its material obligations contained herein shall constitute a material breach and shall entitle the Party not in breach to give to the Party in breach written notice specifying the nature of the breach. Such notice shall require the breaching Party to make good or otherwise cure such breach.

13.2.2 Subject to the termination provision of Section 8.7, if such breach is not cured within 30 days after the receipt of notice pursuant to Section 13.2.1 above (or, if such default cannot be cured within such 30-day period, and the Party in breach does not commence actions to cure such breach within such period and thereafter diligently continue such actions and cure such breach within 180 days after the receipt of such notice, except in the case of a payment default, as to which the breaching Party will have only a 30-day cure period), then the Party not in breach will be entitled, without prejudice to any of the other rights conferred on it by this Agreement, to terminate this Agreement upon written notice to the other Party.

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13.3 Termination by Notice. Prior to the Commencement Date, CBSW, on the one hand, or the Clients acting together, on the other hand, may terminate this Agreement by providing written notice of termination not less than *** in advance of the date of termination. After the Commencement Date, (a) CBSW may terminate this Agreement by providing written notice of termination not less than nine months in advance of the date of termination, (b) Clients, acting together, may terminate this Agreement by providing written notice of termination not less than *** in advance of the date of termination, and (c) CBSW, on the one hand, or the Clients acting together, on the other hand, may terminate this Agreement if such Party receives notice that the production of Product hereunder or the clinical trials for which Product is being produced hereunder have been or will be suspended or terminated by the FDA (or other regulatory authority) by providing written notice of termination not less than *** in advance of the date of termination.

13.4 Effects of Termination.

13.4.1 Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

13.4.2 Disposition of Remaining Client Property and Confidential Information. Upon termination or expiration of this Agreement, CBSW will store any Remaining Client Property as set forth in Section 6.2 and, at Client’s option, return or destroy any Client Confidential Information in the possession or control of CBSW. Likewise, Clients will, at CBSW’s option, return or destroy any CBSW Confidential Information in the possession or control of Clients. Notwithstanding the foregoing provisions: (i) CBSW may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining CBSW’s rights and obligations hereunder; and (ii) each Party may retain such of the other Party’s Confidential Information as may be necessary for securing or maintaining Regulatory Approval, or as otherwise required by applicable laws, regulations, or guidelines.

13.4.3 Security Deposit. Upon any termination or expiration of this Agreement, the disposition of the Security Deposit will be made pursuant to Section 8.2.

13.4.4 Survival. Sections 1, 2.5.4, 3.9, 3.10, 3.11, 6.2, 8.2, 9, 10, 12, 13.4, 14, 15 and 16 of this Agreement, together with any schedules referenced therein, will survive any expiration or termination of this Agreement.

14. INDEMNIFICATION

14.1 Indemnification of CBSW. Each Client will indemnify CBSW and its Affiliates, and their respective directors, officers, employees and agents (the “CBSW Parties”), and defend and hold each of them harmless, from and against any and all losses, damages,

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liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of or in connection with: (a) any material breach by such Client of this Agreement, (b) the use or sale of such Client’s Products, except to the extent such Losses relate to a breach by CBSW of the Product Warranties, (c) injuries suffered by such Client’s Client Personnel while at the Facility or elsewhere (unless caused by the negligent act or omission of CBSW), (d) the negligence or willful misconduct on the part of such Client or its Affiliates in performing any activity contemplated by this Agreement, or (e) the use or practice by CBSW of any process, invention or other intellectual property supplied by such Client to CBSW under this Agreement, except for those Losses for which CBSW has an obligation to indemnify such Client pursuant to Section 14.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

14.2 Indemnification of Client. CBSW will indemnify each Client, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all Losses arising from or occurring as a result of or in connection with (a) any material breach by CBSW of this Agreement (except as precipitated by a breach by such Client of this Agreement), or (b) the negligence or willful misconduct on the part of one or more of the CBSW Parties in performing any activity contemplated by this Agreement, except for those Losses for which such Client has an obligation to indemnify CBSW and its Affiliates pursuant to Section 14.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

14.3 Indemnification Procedure.

14.3.1 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) will be made solely by the applicable Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under section 14.1 or section 14.2, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss, to the extent that the nature and amount of such Loss are known at such time. The indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

14.3.2 Third Party Claims. The obligations of an Indemnifying Party under this Section 14 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in section 14.1 or 14.2 (a “Third Party Claim”) will be governed by and be contingent upon the following additional terms and conditions:

(a) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.

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(b) Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

14.3.3 Right to Participate in Defense. Without limiting the preceding section 14.3.2(a), any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with the preceding section 14.3.2(a), in which case the Indemnified Party will control the defense.

14.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the entry of judgment. With respect to all other Losses in connection with a Third Party Claim, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.3.2(a), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

14.3.5 Cooperation. If there are multiple Indemnified Parties (e.g., more than one Client), such Indemnified Parties shall cooperate with one another in good faith and shall provide joint instructions to the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party(ies) will, and will cause each Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during

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normal business hours afforded to the Indemnifying Party, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

14.4 Expenses. Except as provided above in this Section 14, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

15. MISCELLANEOUS

15.1 ***

15.2 Independent Contractors. No Party is authorized, nor will undertake, to bind the other Party in any way as agent, partner, joint venturer or otherwise, whether in the name of CBSW or any Client or otherwise. CBSW is an independent contractor of each of the Clients, and neither CBSW nor any person or entity employed, contracted, or otherwise utilized by CBSW for any purposes will be deemed to be an employee, representative or agent of any Client.

15.3 Force Majeure. In the event of a delay caused by war, terrorist act, civil unrest, riots, inclement weather, fire, flood, strike or other labor dispute, acts of God, acts of governmental officials or agencies, or any other cause beyond the control of a Party, that Party will be excused from performance hereunder for the period or periods of time attributable to such delay. There will be no increase in compensation as a result of any event of delay under this Paragraph 15.2 or otherwise.

15.4 Condemnation. If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and Clients will not have any right to the Condemnation proceeds.

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15.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax (with written confirmation of receipt), provided that a copy is mailed by U.S. registered mail, return receipt requested, (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other party):

If to CBSW, to:	With a copy to:

Cambrex Bio Science Walkersville, Inc. 8830 Biggs Ford Road Walkersville, Maryland 21793 Fax: (301) 845-6099 Attention: David W. Smith, Business Director, Cell Therapy	Cambrex Corporation One Meadowlands Plaza E. Rutherford, NJ 07073 Fax: (201) 804-9851 Attention: General Counsel

If to Client, to:	With a copy to:

Smith & Nephew Wound Management (La Jolla) 10933 North Torrey Pines Road La Jolla, CA 92037-1005 Fax: 858-754-3700 Attention: Roy Trayhern	Smith & Nephew, Inc. 1450 Brooks Road Memphis, Tennessee 38116 Attention: General Counsel Fax: (901) 396-7824

Inamed Medical Products Corporation	With a copy to:
5540 Ekwill Drive Santa Barbara, California 93111 Attention: Chief Operating Officer Fax: (805) 967-6469	Inamed Medical Products Corporation 5540 Ekwill Drive Santa Barbara, CA 93111 Attention: General Counsel Fax: (805) 967-6469

SkinMedica, Inc	With a copy to:
5090 Sea Lion Drive, Suite H Carlsbad, California 92008 Attention: Rex Bright, Chief Executive Officer Telephone: (760) 448-3600 Fax: (760) 448-3601	Latham & Watkins LLP 12636 High Buff Drive, Suite 300 San Diego, CA 92130 Attention: Scott N. Wolfe Fax: (858) 523-5450

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Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 16.4.

15.6 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. The “RECITALS”, “DEFINITIONS”, and Schedules hereto are incorporated herein by reference.

15.7 Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. All suits, disputes, actions, and other legal proceedings (collectively, “Suits”) related to or arising out of this Agreement, will be brought in the Federal District Court of the District of Maryland, which will have the exclusive jurisdiction over such Suits, and to the personal jurisdiction of which CBSW and Clients irrevocably submit.

15.8 Counterparts. This Agreement and any Schedule hereto may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.9 Amendments. This Agreement (including any Schedule hereto) may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Parties.

15.10 Severability. Each provision of this Agreement (and each Schedule hereto) will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses herein. If one or more of the provisions contained in this Agreement (or any Schedule hereto) will for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it will then appear.

15.11 Titles and Subtitles. The titles and subtitles used in this Agreement (including any Schedule hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Schedule hereto).

15.12 Pronouns. Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

15.13 Assignment. The Parties shall not assign this Agreement (or any Schedule hereto), in whole or in part, without the prior written consent of the other Parties, except that the Parties will be permitted to assign their rights and obligations hereunder, without the prior written consent of the other Parties, to (i) one or more of their respective Affiliates or (ii) in connection with a merger, consolidation or sale of all or substantially all of the assets of the Party

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provided, however, that with respect to clause (ii), no such assignment shall (a) relieve the assigning Party of its obligations hereunder, or (b) be made to any third party that is not at least as credit-worthy as the assigning Party based on such third party’s most recent audited financial statements at and for the period ending on the date of such third party’s fiscal year-end (or most recent unaudited financial statements at and for the period ending on such date, if audited financial statements have not been prepared), in each case prepared in accordance with U.S. generally accepted accounting principles. Any purported assignment not permitted under this Section 15.13 will be null, void, and of no effect. Notwithstanding anything contained herein to the contrary, SNWMLJ shall be permitted to assign its interest in this Agreement in whole or in part to Inamed and/or SkinMedica without the consent of CBSW.

15.14 Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Schedule hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of the breach of any term contained in this Agreement (including any Schedule hereto), whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement (including any Schedule hereto).

15.15 Waiver of Jury Trial. CBSW and Clients hereby waive trial by jury in any suit brought by either of the parties hereto against the other or on any counterclaim in respect thereof on any matters, whatsoever, arising out of, or in any way in connection with, this Agreement (including any Schedule hereto).

15.16 No Presumption Against Drafter. For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Schedule hereto) be construed against the drafter.

15.17 Quality Assurance. All work performed by CBSW on behalf of Clients under this Agreement will be recorded in accordance with the Batch Record, the SOPs, testing/assay documents (including any test kits/assays) and other documents related to the production of Product for Clients.

15.18 Sub-contractors. CBSW will not employ sub-contractors to perform work related to the production of Product without the prior review and written approval of each Client.

15.19 Commitment to Notify Parties of Regulatory Actions. CBSW agrees to notify Clients if there are any regulatory actions relating to the Product produced under this Agreement.

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Signatures appear on following page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

WITNESS

By:	/s/ David Bagley	By:	/s/ Roy Trayhern
Roy Trayhern,
President
Smith & Nephew Wound
Management (La Jolla)

By:	/s/ Illegible	By:	/s/ Robert Wood
Robert Wood
VP Operations
Inamed Medical Products Corporation

By:	/s/ Illegible	By:	/s/ Dennie Dyer
Dennie Dyer
VP Operations
SkinMedica, Inc.

WITNESS:		CAMBREX BIO SCIENCE WALKERSVILLE, INC.

By:	/s/ David W. Smith	By:	/s/ N. David Eansor
	David W. Smith		N. David Eansor
	VP, Business Development		President
BioProducts Business Unit

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